Exhibit 5.1

November 24, 2015

WGL Holdings, Inc.

101 Constitution Avenue, N.W.

Washington, D.C. 20080

Re:	Prospectus Supplement and Equity Distribution Agreement
Relating to the Offering and Sale of Common Stock

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of WGL Holdings, Inc. (the “Company”). I make reference to the Registration Statement on Form S-3 (File No. 333-208190) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company on November 24, 2015 under the Securities Act of 1933, as amended (the “Act”), including the prospectus included therein (the “Prospectus”), which registered shares of common stock, no par value, of the Company (“Common Stock”). I submit this opinion of counsel in connection with the offer and sale by the Company of up to $150,000,000 of shares of Common Stock (the “Shares”) as described in the Prospectus and the Prospectus Supplement, dated November 24, 2015 (the “Prospectus Supplement”), filed pursuant to Rule 424(b)(5) under the Act. The Shares are being offered and sold to the public pursuant to an Equity Distribution Agreement, dated November 24, 2015 (the “Distribution Agreement”), between the Company, Wells Fargo Securities, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC and RBC Capital Markets, LLC (the “Agents”).

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

For purposes of this opinion I have assumed that (i) at the time of any offer, issuance and sale of the Common Stock, the Registration Statement and any amendments thereto (including post-effective amendments) will remain effective under the Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (ii) all Common Stock will be issued in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; and (iii) the Common Stock will not be issued in violation of the ownership limit contained in the Company’s Articles of Incorporation, as amended and supplemented.

Based on the foregoing and subject to the qualifications and limitations expressed below, I am of the opinion that:

When Shares have been issued and paid for as contemplated in the Registration Statement, the Prospectus Supplement and the Distribution Agreement; and if all the foregoing actions are taken pursuant to authority granted in duly adopted resolutions of the Company’s Board of Directors, and so as not to violate any applicable law, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the execution of the Distribution Agreement, and to the reference to me under the caption “Legal Opinions” in the Prospectus Supplement. In giving my consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Leslie T. Thornton

Leslie T. Thornton
Senior Vice President, General Counsel and Corporate Secretary